EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearway Energy, Inc.:
We consent to the incorporation by reference in the registration statements Numbers 333‑206061 and 333-190071 on Form S-8, and Numbers 333-224684, 333-212096, 333-205140, and 333-204589 on Form S-3 of Clearway Energy, Inc. (the Company) of our reports dated February 28, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2018, and the related notes and financial statement schedules “Schedule I - Condensed Financial Information of Registrant” and “Schedule II - Valuation and Qualifying Accounts” (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Clearway Energy, Inc.
Our report dated February 28, 2019 on the consolidated financial statements refers to a change in accounting principle, the Company’s adoption of Topic 606, Revenue from Contracts with Customers.

(signed) KPMG LLP
Philadelphia, Pennsylvania
February 28, 2019